UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2008

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices)

(502) 891-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 1, 2008, Almost Family, Inc. (the “Registrant”) completed the acquisition of the stock of Patient Care, Inc. (“Patient Care”) pursuant to the previously announced Stock Purchase Agreement dated as of June 18, 2008 (the "Agreement"), among (i) the Registrant, (ii) PCI Holding Corp. and (iii) National Home Care, Inc. Pursuant to the Patient Care acquisition, the Registrant acquired home health agencies and hospice services operating in the States of Connecticut, Pennsylvania and New Jersey, including Medicare-Certified, Medicaid/Waiver, county contracts, HMO and other significant non-certified or “private duty” operations.

The Agreement provided for a total purchase price for the stock of $45.25 million in cash, subject to a working capital adjustment. Additionally, the Registrant assumed approximately $1.3 million in capital lease obligations. The Registrant funded the cash portion of the transaction paid at closing from the Registrant’s existing cash and borrowings available on the Registrant’s existing senior credit facility with JP Morgan Chase Bank, NA.

Item 9.01.	Financial Statements and Exhibits.

(a)      Financial Statements of Businesses Acquired. The Registrant intends to file by amendment to this Form 8-K the required audited historical financial statements within the time period as calculated in accordance with Item 9.01(a)(4).

(b)      Pro Forma Financial Information. The Registrant intends to file by amendment to this Form 8-K the pro forma financial information with respect to the transaction described in Item 2.01 within the time period as calculated in accordance with Item 9.01(b)(2).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 4, 2008	ALMOST FAMILY, INC.

By /s/ C. Steven Guenthner
C. Steven Guenthner
Senior Vice President and
Chief Financial Officer